From: Thomas Lindholm IORG [mailto:thomas.lindholm@intreorg.com]
Sent: Wednesday, October 11, 2017 12:15 PM
To: 'Redgie Green'
Subject: FW: Resignation Letter

Redgie,

Thank you for your service as Director. I wish you the best in your endeavors.

Regards,

Tom

Thomas E. Lindholm

Executive Director

Intreorg Systems, Inc.

556 Silicon Drive, Suite 103

Southlake, Texas 76092

Phone: 817-313-5005

Email: thomas.lindholm@intreorg.com

Website: www.intreorg.com

Skype: telindholm

From: Redgie Green [mailto:reg@bajabb.com]
Sent: Wednesday, October 11, 2017 8:08 AM
To: 'Tom Lindholm'
Subject: Resignation Letter

Tom - Effective today, please accept my resignation as a Director of the company.  My resignation is as a result of:

a) continuing concerns about not having a Board populated properly with qualified non interested Directors

b) refusal to accept or even seek alternative legal advice about the issue of delinquency in the company's SEC filings, and filing a form 15

c)  The failure of the company to review the internal controls and procedures, which are obviously ineffective when the financials are not completed, and solve the problem with outside accountants

d)  Continuing threats by a shareholder who appears to want to assert control, and has two contracts with the company through controlled entities

e) failure to engage IP counsel and independent software analysts to review the technology which is the subject of a License agreement, prior to renewing

f)  refusal of the company to accept my offers to bring financing into the company

g) refusal to seek independent legal counsel review and advice on the new proposed consulting agreement with a major shareholde'rs controlled company, which effectively grants control of most corporate functions to the consultant

There are other concerns but the above is enough.

Best Regards,

Redgie Green